Exhibit 12.2

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations	$186,349	$176,739	$146,769	$126,192	$120,055	$108,948
Income taxes	83,660	97,227	89,628	77,176	70,939	52,836
Income taxes charged to other income - net	1,204	1,462	2,141	(17)	(162)	2,082
Capitalized interest	(4,270)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$266,943	$267,450	$234,738	$200,555	$188,560	$162,469
Fixed charges:
Interest expense	$209,319	$184,859	$174,458	$171,831	$182,779	$192,829
Other interest	4,270	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	8,877	9,151	5,234	5,424	4,669	5,394
Total	$222,466	$201,988	$183,492	$180,051	$189,720	$199,620
Earnings available for combined fixed charges	$489,409	$469,438	$418,230	$380,606	$378,280	$362,089
Ratio of Earnings to Fixed Charges	2.20x	2.32x	2.28x	2.11x	1.99x	1.81x

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(Dollars in Thousands)

	12 Months
	Ended
	September 30,	Years Ended December 31,
	2007	2006	2005	2004	2003	2002
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements:
Pre-tax income:
Income from continuing operations	$186,349	$176,739	$146,769	$126,192	$120,055	$108,948
Income taxes	83,660	97,227	89,628	77,176	70,939	52,836
Income taxes charged to other income - net	1,204	1,462	2,141	(17)	(162)	2,082
Subtotal	271,213	275,428	238,538	203,351	190,832	163,866
Capitalized interest	(4,270)	(7,978)	(3,800)	(2,796)	(2,272)	(1,397)
Total	$266,943	$267,450	$234,738	$200,555	$188,560	$162,469
Fixed charges:
Interest expense	$209,319	$184,859	$174,458	$171,831	$182,779	$192,829
Other interest	4,270	7,978	3,800	2,796	2,272	1,397
Portion of rentals representative of the interest factor	8,877	9,151	5,234	5,424	4,669	5,394
Total	$222,466	$201,988	$183,492	$180,051	$189,720	$199,620
Earnings Available for Combined Fixed Charges and
Preferred Dividend Requirements	$489,409	$469,438	$418,230	$380,606	$378,280	$362,089
Dividend Requirement:
Fixed charges above	$222,466	$201,988	$183,492	$180,051	$189,720	$199,620
Preferred dividend requirements below	-	-	-	-	8,188	11,779
Total	$222,466	$201,988	$183,492	$180,051	$197,908	$211,399
Ratio of Earnings to Combined Fixed Charges and
Preferred Dividends Requirement	2.20x	2.32x	2.28x	2.11x	1.91x	1.71x
Computation of Preferred Dividend Requirements:
(a) Pre-tax income	$271,213	$275,428	$238,538	$203,351	$190,832	$163,866
(b) Income from continuing operations	$186,349	$176,739	$146,769	$126,192	$120,055	$108,948
(c) Ratio of (a) to (b)	1.4554	1.5584	1.6253	1.6114	1.5895	1.5041
(d) Preferred dividends	$-	$-	$-	$-	$5,151	$7,831
Preferred dividend requirements [(d) multiplied by (c)]	$-	$-	$-	$-	$8,188	$11,779